Exhibit 99.(p)(1)

VENERABLE VARIABLE INSURANCE TRUST

FORM OF CODE OF ETHICS

2024

1.             INTRODUCTION

The purpose of this Code of Ethics (the “Code”) is to prevent Access Persons (as defined below) of Venerable Variable Insurance Trust and each underlying series (each a “Fund” and collectively, the “Funds”) from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

Access Persons (as defined below) of the Funds, in conducting their personal securities transactions, owe a fiduciary duty to the Funds. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Funds, or any abuse of an Access Person’s position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a Fund’s trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of the Fund. While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

2.             KEY TERMS

2.1. In order to understand how this Code applies to particular persons and transactions, familiarity with the key terms used in this Code is necessary. Key terms are:

2.1.1. “Access Person” with respect to a Fund means any Advisory Person of the Fund, VIA, a Sub-Adviser or a Money Manager.

2.1.2. “Advisory Person” means: (a) any trustee or advisory board1 member, officer, general partner or employee of a Fund, VIA, Sub-Adviser or Money Manager or of any company in a control relationship to the Fund, VIA, a Sub-Adviser or a Money Manager who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a “Covered Security” by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Fund, VIA, a Sub-Adviser or a Money Manager who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of “Covered Securities” by the Fund.

2.1.3. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

2.1.4. “Beneficial ownership” has the meaning set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) a copy of which is attached to this Code as Appendix A. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

2.1.5. “RIFIS” means Russell Investment Financial Services, LLC, the principal underwriter to the Funds.

2.1.6. “VIA” means Venerable Investment Advisers, LLC the investment adviser to the Funds.

2.1.7. “Board” means the board of trustees of the Funds.

2.1.8. “Control” has the meaning set forth in Section 2(a)(9) of the 1940 Act.

2.1.9. “Covered Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: direct obligations of the U.S. Government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short- term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies. A high- quality short- term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

2.1.10. “Independent Trustee” means a trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

2.1.11. “Investment Personnel” of a Fund, VIA, a Sub-Adviser or a Money Manager means: (a) any employee of the Fund, VIA, Sub-Adviser or Money Manager (or of any company in a control relationship to the Fund, VIA, Sub-Adviser or Money Manager) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (b) any natural person who controls the Fund, VIA, Sub-Adviser or Money Manager and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

[1]	As defined in Section 2(a)(1) of the 1940 Act.

2.1.12. “IPO” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

2.1.13. “Limited Offering” means an offering exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or 4(a)(5) or Rule 504, 505 or 506 under the 1933 Act.

2.1.14. “Money Manager” means any investment adviser to a Fund to whom a Sub-Adviser delegates certain investment management responsibilities.

2.1.15. “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

2.1.16. “Reportable Account” means any account in which any securities are held for the direct or indirect benefit of an Access Person.

2.1.17. “Sub-Adviser” means any investment adviser to a Fund to whom VIA delegates certain investment management responsibilities.

2.2. The Rule prohibits fraudulent activities by affiliated persons of the Funds or investment advisers to and principal underwriters for the Funds. Specifically, it is unlawful for any of these persons to:

2.2.1. Employ any device, scheme or artifice to defraud the Funds;

2.2.2.  Make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

2.2.3. Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

2.2.4. Engage in any manipulative practice with respect to the Funds.

3.	ACCESS PERSONS OF VIA, RIFIS, SUB-ADVISERS AND MONEY MANAGERS

3.1. All Access Persons of VIA, RIFIS, a Sub-Adviser, or a Money Manager shall be subject to the restrictions, limitations and reporting responsibilities set forth in the Code of Ethics of VIA, RIFIS, the Sub-Adviser, or the Money Manager, respectively, as if fully set forth herein.

3.2. Any Access Person of a VIA, RIFIS, a Sub-Adviser, or a Money Manager shall not be subject to this Code, so long as such Access Person is subject to a code of ethics duly adopted by VIA, RIFIS, the Sub-Adviser, or the Money Manager relating to personal securities transactions by such Access Person, provided that such code of ethics complies with the requirements of the Rule and has been approved by the Board.

4.	PROHIBITED TRANSACTIONS/PRE-APPROVAL OF INVESTMENTS IN INITIAL PUBLIC OFFERINGS OR LIMITED OFFERINGS

4.1.  No Access Person shall purchase or sell, directly or indirectly, any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such Access Person’s actual knowledge as the time of such purchase or sale: (a) is being considered for purchase or sale by a Fund; or (b) is in the process of being purchased or sold by a Fund. This prohibition does not apply to (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; or (b) purchases or sales which are part of an automatic dividend reinvestment plan.

4.2.  With respect to securities (including, but not limited to, any Covered Security) issued in an initial public offering (“IPO”) or a Limited Offering, no Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an IPO or a Limited Offering unless the Chief Compliance Officer of the Funds (“CCO”) approves the transaction in advance. The CCO of the Funds shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

5.	REPORTING

5.1.	Initial Holdings Reports

No later than ten calendar days after a person becomes an Access Person, he or she must report to the applicable Fund the following information (which information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person):

5.1.1. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

5.1.2.  the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

5.1.3. the date that the report is submitted by the Access Person.

In addition, an Access Person must report the name of the broker, dealer or bank with whom the Access Person has opened Reportable Account within seven (7) days of opening the account and prior to placing a trade in the new Reportable Account.

5.2.	Quarterly Reporting

5.2.1. Every Access Person shall either report to the applicable Fund the information described in paragraphs 5.2.2 and 5.2.3 below or, in the alternative, make the representation in Section 5.2.4 below.

5.2.2. With respect to transactions in any Covered Security in which an Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, no later than 30 calendar days after the end of the calendar quarter in which the transaction was effected, the Access Person shall provide a report to the Fund that contains the following information:

5.2.2.1. the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of units and the principal amount of each Covered Security involved;

5.2.2.2. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

5.2.2.3. the price at which the transaction was effected;

5.2.2.4. the name of the broker, dealer or bank with or through whom the transaction was effected;

5.2.2.5. the date that the report is submitted by the Access Person; and

5.2.2.6. a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by a Fund.

5.2.3. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, no later than 30 calendar days after the end of a calendar quarter, an Access Person shall provide a report to each Fund containing the following information:

5.2.3.1. the name of the broker, dealer or bank with whom the Access Person established the account;

5.2.3.2. the date the account was established; and

5.2.3.3. the date that the report is submitted by the Access Person.

5.2.4. If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 30 calendar days after the end of that calendar quarter, provide a written representation to that effect to the Funds.

5.3.	Annual Reporting

5.3.1. Every Access Person shall report to each Fund the information described in Section 5.3.2 below.

5.3.2. Annually, an Access Person shall provide a report to the applicable Fund containing the following information (which information must be current as of a date no more than 45 calendar days before the report is submitted):

5.3.2.1. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

5.3.2.2. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

5.3.2.3. the date that the report is submitted by the Access Person.

5.4.	Exceptions to Reporting Requirements

5.4.1. An Access Person is not required to make a report otherwise required under Sections 5.1, 5.2 and 5.3 above with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence or control; provided, however, that if the Access Person is relying upon the provisions of this Section 5.4.1 to avoid making such a report, the Access Person shall, not later than 30 days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

5.4.2. An Access Person is not required to make a report otherwise required under Section 5.2 above with respect to transactions effected pursuant to an Automatic Investment Plan.

5.4.3. An Independent Trustee of a Fund who would be required to make a report pursuant to Sections 5.1, 5.2 and 5.3 above, solely by reason of being a board member of the Fund, is not required to make an initial holdings report under Section 5.1 above and an annual report under Section 5.3 above, and is only required to make a quarterly report under Section 5.2 above, with respect to a transaction in a Covered Security, if the Independent Trustee knew or, in the ordinary course of fulfilling the Independent Trustee’s official duties as a board member of the Fund, should have known that: (a) the Fund has engaged in a transaction in the same security within the last 15 days of such Independent Trustee’s transaction in such Covered Security or is engaging or going to engage in a transaction in the same security within the next 15 days of such Independent Trustee’s transaction in such Covered Security; or (b) the Fund (or VIA, a Sub-Adviser, or a Money Manager, with respect to the Fund) has, within the last 15 days of such Independent Trustee’s transaction in such Covered Security, considered a transaction in the same security or is considering a transaction in the same security within the next 15 days of such Independent Trustee’s transaction in such Covered Security.

5.5.	Annual Certification

5.5.1. All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

5.5.2. Each Fund, VIA, RIFIS, Sub-Adviser, and Money Manager shall prepare an annual report to the Board to be presented to the Board each year and which shall:

5.5.2.1. summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in the procedures during the past year;

5.5.2.2. describe any issues arising under this Code or procedures since the last report to the Board including, but not limited to, information about any material violations of this Code or procedures and the sanctions imposed during the past year;

5.5.2.3. identify any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practice or developments in applicable laws and regulations;

5.5.2.4. contain such other information, observations and recommendations as deemed relevant by such Fund, VIA RIFIS, Sub-Adviser, or Money Manager; and

5.5.2.5. certify that such Fund, VIA, RIFIS, Sub-Adviser, or Money Manager have adopted this Code with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) or this Code.

5.6.	Notification of Reporting Obligation and Review of Reports

Each Access Person shall receive a copy of this Code and be notified of his or her reporting obligations. All reports shall be promptly submitted upon completion to the Funds’ CCO who shall review such reports. If the Funds’ CCO determines that a material violation may have occurred, the CCO shall submit the pertinent information regarding the transaction to the Board.

5.7.	Miscellaneous

Any report under this Code may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

6.             RECORDKEEPING REQUIREMENTS

Each Fund shall maintain, at its principal place of business, records in the manner and to the extent set out below, which records shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”).

6.1. As long as this Code is in effect, a copy of it (and any version thereof that was in effect within the past five (5) years) shall be preserved in an easily accessible place.

6.2. The following records must be maintained in an easily accessible place for five (5) years after the end of the fiscal year in which the event took place:

6.2.1. a record of any violation of this Code, and of any action taken as a result of the violation;

6.2.2. a record of all persons, currently or within the past five (5) years, who are or were required to make reports under Section 5, or who are or were responsible for reviewing these reports; and

6.2.3. a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section 4.

6.3. The following records must be maintained for five (5) years after the end of the fiscal year in which the event took place, the first two years in an easily accessible place:

6.3.1. a copy of each report made by an Access Person pursuant to this Code, including any information required by Section 5.4.1 in lieu of such reports; and

6.3.2. a copy of each annual report submitted by each Fund, VIA, RIFIS, Sub-Adviser, and Money Manager to the Board.

7.	CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any information regarding securities transactions by a Fund or consideration by a Fund, VIA, a Sub-Adviser or a Money Manager of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

8.	SANCTIONS

Upon discovering a material violation of this Code, the Board may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any officer or employee of a Fund, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

9.	AMENDMENTS

Any material amendment or revision to this Code, or the Code of Ethics of VIA, RIFIS, a Sub-Adviser, or a Money Manager, shall be furnished to the Board for its approval, consistent with the Rule.

APPENDIX A

BENEFICIAL OWNERSHIP

Beneficial ownership is interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security that is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities.

For the purposes of the Exchange Act, beneficial ownership includes:

a)	the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

b)	the power to vest or reinvest such ownership in oneself at once, or at some future time.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of the individual’s ability to exercise discretion to invest in, sell or exercise voting rights of the security, and the ability of the individual to benefit from the proceeds of the security.

“Beneficial ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transactions in securities. Beneficial ownership is a very broad concept and some examples of forms of beneficial ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.
•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).
•	Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account or (ii) the securities are held in a Non-Discretionary Account.
•	Securities in a person’s individual retirement account.
•	Securities in a person’s account in a 401(k) or similar retirement plan.
•	Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.
•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).
•	Securities owned by an investment club in which the person participates.

1.	Securities Held by Family Members

As a general rule, a person is regarded as having beneficial ownership of a security held in the name of his or her spouse and their minor children. In the absence of special circumstances, these family relationships ordinarily confer benefits substantially equivalent to ownership.

In addition, absent countervailing facts, it is expected that a security held by a relative who shares the same household as the reporting person will be reported as beneficially owned by such person.

Members of a person’s “Family / Household” are presumed to include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).
•	Your children under the age of 18.
•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).
•	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

2.	Securities Held by a Company

Generally, ownership of a security of a company does not constitute beneficial ownership with respect to the holdings of the company in the securities of another issuer. However, an owner of securities in a holding company will be deemed to have beneficial ownership in the holdings of the holding company where:

a)	the company is merely a medium through which one or several persons in a small group invest or trade in securities; and

b)	the company has no other substantial business.

In such cases, the persons who are in a position of control of the holding company are deemed to have beneficial interest in the securities of the holding company.

3.	Securities Held in Trust

Beneficial ownership of securities in a private trust includes:

a)	the ownership of securities as a trustee where either the trustee or members of his or her immediate family have a vested interest in the income or corpus of the trust;
b)	the ownership of a vested beneficial interest in a trust; and
c)	the ownership of securities as a settlor of a trust in which the settlor has the power to revoke the trust without obtaining the consent of all the beneficiaries.

As used in this section, the “immediate family” of a trustee means:

a)	a son or daughter of the trustee or a descendent of either;

b)	a stepson or stepdaughter of the trustee;

c)	the father or mother of the trustee, or an ancestor of either;

d)	a stepfather or stepmother of the trustee; and

e)	a spouse of the trustee.

For the purposes of determining whether any of the foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood.

4.	Miscellaneous Issues

Beneficial ownership does not include, however, a person’s interest in portfolio securities held by:

a)	any holding company registered under the Public Utility Holding Company Act;

b)	any investment company registered under the Investment Company Act;

c)	a pension or retirement plan holding securities of an issuer whose Access Persons generally are the beneficiaries of the plan; and

d)	a business trust with over 25 beneficiaries.

Participation in a pension or retirement plan will result in beneficial ownership of the portfolio securities if plan participants can withdraw and trade the securities without withdrawing from the plan.